UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 24, 2012

Rockville Financial, Inc.

(Exact name of registrant as specified in its charter)

Connecticut	001-35028	27-3577029
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25 Park Street, Rockville, CT		06066
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (860) 291-3600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

On October 24, 2012, Rockville Bank (the “Bank”), the wholly-owned subsidiary of Rockville Financial, Inc. (the “Company”), announced to its employees that it will be hard-freezing its noncontributory defined pension plan as of December 31, 2012. Under the freeze, participants in the plan will stop earning additional benefits under the plan. The pension plan currently provides benefits for full-time employees hired before January 1, 2005. The Bank will be providing additional benefits to these employees under the Rockville Bank 401(k) Plan beginning January 1, 2013.

This action will serve to limit future growth in our pension liabilities and the uncertain financial impact regarding the same. The action is not expected to have a material impact on the September 30, 2012 quarterly results for the Company. For 2013, it is expected that the incremental decrease in pension expense will approximate $1.1 million, net of the cost of the additional 401(k) Plan expenses, and is expected to continue to diminish over time based on current modeling. Further, it is expected that accumulated other comprehensive income will see a slight improvement of approximately $1.5 million at year end 2012, and is projected to continue to improve as the future pension liability is now capped.

A copy of the Q&A that will be issued by the Bank to its affected employees during meetings this week is being filed as Exhibit 99.1 to this Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(a)	Not applicable.
(b)	Not applicable.
(c)	Exhibits.

Number	Description

99.1	Employee Q&A

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 24, 2012	ROCKVILLE FINANCIAL, INC.
Registrant

	By:	/s/ John T. Lund
John T. Lund
Executive Vice President/
Chief Financial Officer

Exhibit Index

Number	Description

Exhibit 99.1	Employee Q&A